EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated June 2, 2008 with respect to the consolidated financial statements of ReoStar Energy Corporation for March 31, 2008 and 2007 and for the year ended March 31, 2008 and the year ended December 31, 2006 and for each of the three month period ended March 31, 2007 which report is included in this Annual Report on Form 10-KSB.

 Killman, Murrell & Company, P.C.
Odessa, Texas
June 30, 2008